Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: November 10, 2016

ARC Group Worldwide, Inc. Reports Fiscal Year First Quarter 2017 Results

DELAND, FL., November 10, 2016/Marketwired/—ARC Group Worldwide, Inc. (“ARC” and the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today reported its results for its fiscal first quarter 2017, for the period ending October 2, 2016.

Highlights for the first quarter fiscal year 2017, compared to the first quarter fiscal year 2016:

•	Sales from continuing operations of $26.8 million, an increase of 13.5% and the Company’s fourth consecutive quarter of sequential revenue growth;
•	Gross profit of $5.0 million, an increase of 21.9%; and
•	Adjusted EBITDA of $2.9 million, an increase of 11.4%.

Quarterly Summary

Fiscal first quarter 2017 revenue from continuing operations was $26.8 million, a 13.5% increase compared to the fiscal first quarter of 2016.  The increase, the Company’s fourth consecutive quarter of sequential organic sales growth, was driven by continued momentum from ARC’s new sales efforts.

Gross profit for the period was $5.0 million, an increase of 21.9%, while gross margins were 18.6%, an improvement of 128 basis points compared to the prior year period.

Adjusted EBITDA increased 11.4% during the fiscal first quarter to $2.9 million, compared to $2.6 million in the prior comparable period.  Similar to the prior sequential quarter, Adjusted EBITDA growth was muted, the product of increased costs primarily attributable to new product programs in the process of launching.

Net income for the fiscal first quarter increased to $3.6 million compared to a net loss of $0.5 million in the prior year period as a result of a gain on the sale of our non-core subsidiary and income from the discontinued operations, net of tax, of $4.2 million.

Management Commentary

Jason Young, CEO, commented, “Similar to last quarter, we saw increased progress in growing our organic sales, which is primarily a product of our new customer driven culture.  We also continue to make headway in growing our market share, as we focus on building strategic relationships with key customers.  While margins continue to be muted due to the start-up costs and drag associated with the launch of new programs, we expect margins to improve as these programs move to full production.  The biggest opportunity for us now, is to increase capacity in our new product development, so we can more quickly and efficiently launch the new opportunities that have resulted from our customer driven approach.  At this point, given the sales pipeline we have built, a key driver of our increased growth will be our ability to accelerate and expand new product launches, a challenge we are committed to solving.”

GAAP to Non-GAAP Reconciliation

EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin and Adjusted EBITDA Margin are calculated by dividing EBITDA and Adjusted EBITDA, respectively, by sales.  The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The reconciliation to GAAP is as follows (dollars in thousands):

	October 2,	September 27,
For the three months ended:	2016	2015
Net Income (Loss)	$3,607	$(441)
Interest Expense, Net	1,107	1,140
Income Taxes	217	(426)
Depreciation and Amortization, from Continuing Operations	2,362	2,362
EBITDA	$7,293	$2,635
EBITDA Margin	27.2%	11.2%
Share-Based Compensation Expense	312	—
Adjustment to Exclude EBITDA from Discontinued Operations	(5,748)	—
Reorganization/Transaction Expenses	1,088	9
Adjusted EBITDA	$2,945	$2,644
Adjusted EBITDA Margin	11.0%	11.2%

Net Income (Loss)	$3,607	$(441)
Share-Based Compensation Expense	312	—
Adjustment to Exclude Income from Discontinued Operations, Net of Tax	(4,187)	—
Reorganization/Transaction Expenses	1,088	9
Adjusted Earnings	$820	$(432)
Adjusted Earnings Per Share	$0.05	$(0.02)
Weighted Average Common Shares Outstanding	18,123,883	18,123,883

EBITDA excludes interest expense, net and income taxes because these items are associated with our capitalization and tax structures.  EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which may not be indicative of future capital expenditure requirements.

The Company defines Adjusted EBITDA as EBITDA excluding the impact of share-based compensation expense and reorganization/transaction expenses, which is in accordance with the Company’s bank debt covenants.  Shared-based compensation expense relates to the Company’s grant of stock options to employees.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees and inventory write-downs as allowed by the Company’s bank debt covenants.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

Adjusted Earnings removes the impact of share-based compensation expense and reorganization/transaction related expenses.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and 3D printing service provider focused on accelerating speed-to-market for its customers.  ARC utilizes technology to improve automation in manufacturing through robotics, software, and process automation, as well as lean manufacturing to improve efficiency.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping, through full run production.  These solutions include metal injection molding, plastic and metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, rapid tooling, thixomolding, antennas, and flanges and forges.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2016, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended
	October 2, 2016	September 27, 2015
Sales	$26,826	$23,631
Cost of sales	21,825	19,528
Gross profit	5,001	4,103
Selling, general and administrative	5,049	4,006
(Loss) income from operations	(48)	97
Other (expense) income, net	(33)	3
Interest expense, net	(1,107)	(1,140)
Loss on extinguishment of debt	(723)	—
Loss before income taxes	(1,911)	(1,040)
Income tax benefit	1,331	426
Net loss from continuing operations	(580)	(614)
Gain on sale of subsidiary and net income from discontinued operations, net of tax	4,187	173
Net income (loss)	3,607	(441)
Net income attributable to non-controlling interests:
Continuing operations	(22)	(22)
Discontinued operations	(4)	(7)
Net income attributable to non-controlling interests	(26)	(29)
Net income (loss) attributable to ARC Group Worldwide, Inc.	$3,581	$(470)

Net (loss) income per common share, basic and diluted:
Continuing operations	$(0.03)	$(0.04)
Discontinued operations	$0.23	$0.01
Attributable to ARC Group Worldwide, Inc.	$0.20	$(0.03)

Weighted average common shares outstanding:
Basic and diluted	18,123,883	18,123,883

ARC Group Worldwide, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	October 2, 2016	June 30, 2016
ASSETS
Current assets:
Cash	$3,861	$3,620
Accounts receivable, net	15,304	14,186
Inventories, net	18,761	16,585
Deferred income tax assets	—	478
Prepaid expenses and other current assets	3,117	3,886
Current assets of discontinued operations	—	1,818
Total current assets	41,043	40,573
Property and equipment, net	41,561	41,828
Goodwill	11,427	11,427
Intangible assets, net	22,222	23,066
Other	23	28
Long-term assets of discontinued operations	—	3,527
Total assets	$116,276	$120,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,351	$8,602
Accrued expenses and other current liabilities	4,562	2,591
Deferred revenue	1,420	1,457
Bank borrowings, current portion of long-term debt, net of unamortized deferred financing costs	1,693	15,648
Capital lease obligations, current portion	841	837
Accrued escrow obligations, current portion	3,083	2,842
Current liabilities of discontinued operations	—	723
Total current liabilities	21,950	32,700
Long-term debt, net of current portion and unamortized deferred financing costs	41,682	36,769
Deferred income tax liabilities	40	1,407
Capital lease obligations, net of current portion	1,715	1,930
Accrued escrow obligations, net of current portion	725	966
Other long-term liabilities	2,114	2,115
Long-term liabilities of discontinued operations	—	19
Total liabilities	68,226	75,906

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 18,803,910 shares issued and 18,795,509 shares issued and outstanding at October 2, 2016 and June 30, 2016	10	10
Treasury stock, at cost; 8,401 shares at October 2, 2016 and June 30, 2016	(94)	(94)
Additional paid-in capital	30,013	29,702
Retained earnings	17,352	13,771
Accumulated other comprehensive loss	(24)	(6)
Total ARC Group Worldwide, Inc. stockholders' equity	47,257	43,383
Non-controlling interests	793	1,160
Total equity	48,050	44,543
Total liabilities and equity	$116,276	$120,449

ARC Group Worldwide, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the three months ended
	October 2, 2016	September 27, 2015
Cash flows from operating activities:
Net income (loss)	$3,607	$(441)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,374	2,362
Share-based compensation expense	312	—
Gain on sale of discontinued operations	(5,722)	—
Bad debt expense and other	13	5
Deferred income taxes	(888)	150
Changes in working capital:
Accounts receivable	(1,379)	974
Inventory	(2,414)	(596)
Prepaid expenses and other assets	870	(815)
Accounts payable	1,990	962
Accrued expenses	1,701	(950)
Deferred revenue	(37)	(145)
Net cash provided by operating activities	427	1,506

Cash flows from investing activities:
Purchases of property and equipment	(1,329)	(629)
Proceeds from sale of subsidiary	10,500	—
Net cash provided by (used in) investing activities	9,171	(629)

Cash flows from financing activities:
Proceeds from debt issuance	32,112	—
Repayments of long-term debt and capital lease obligations	(41,487)	(1,589)
Net cash used in financing activities	(9,375)	(1,589)
Effect of exchange rates on cash	18	37
Net increase (decrease) in cash	241	(675)
Cash, beginning of period	3,620	4,821
Cash, end of period	$3,861	$4,146

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,007	$1,050
Cash paid for income taxes, net of refunds	$(927)	$123